Exhibit 99.1

BioLife Solutions Announces 2015 Biopreservation Media Revenue Growth of 30%

Expanded Biopreservation Media Product Adoption, SaaS Cold Chain App Deployment,
Planned Entry into Organ Preservation Solutions Market Set Stage for 2016 Growth

BOTHELL, WA — January 7, 2016 — BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shipperstoday announced preliminary full year 2015 revenue of $6.4 million, including a 30% increase in core biopreservation media revenue over the prior year.

Key operational highlights for Q4 2015 include:

•	Preliminary Q4 2015 biopreservation media revenue was $1.82 million, representing 12% sequential growth compared to Q3 2015, and 25% growth over the prior year period.

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The Company’s proprietary clinical grade biopreservation media products CryoStor® and HypoThermosol® are now incorporated into more than 200 customer clinical validations and trials of novel cell and tissue-based products and therapies, including a majority of the ongoing clinical trials of various T cell candidates such as dendritic cells, chimeric antigen receptor (CAR) T-cells, TCR, and TIL sponsored by commercial companies.

•	The first substantial order for BloodStor® 27 NaCl, a cGMP freeze media formulated for cryopreservation of therapeutic platelets, was shipped to The Netherlands Ministry of Defense in late Q4.

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An additional patent application was filed with claims related to novel features for next generations of the evo™ Smart Shipper and future releases of the biologistex™ cloud based cold chain management app.

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STEMCELL Technologies, a strategic distributor, will test the evo Smart Shipper and biologistex cold chain management app, for use in shipping human cells for customer research on blood derived cellular therapies.

Mike Rice, BioLife’s President & CEO, said, “In 2015, revenue from our CryoStor and HypoThermosol biopreservation media products continued to grow at an impressive rate as we gained new customers and saw increased use of our products as customers progressed through later phases of regenerative medicine clinical trials. As a result, we finished the year at the high end of our expectations. We anticipate sustained biopreservation media revenue growth in 2016, based on higher demand from new and existing customers developing and commercializing new cell-based therapies.  We also anticipate biologistex revenue in 2016 from SaaS subscribers who value improved cold chain logistics of time and temperature sensitive biologic materials. Given the strategic investments we made during this past year in people, patents, software development, and new products to drive continued growth, we are confident of sustained growth in 2016.”

2016 Outlook & Goals

•	Total revenue to exceed $10 million, inclusive of biologistex SaaS revenue and 20-30% growth in biopreservation media revenue.
•	Planned Q4 launch of Storganix™ organ preservation solution.

About biologistex Cold Chain SaaS App:

BioLife’s biologistex cloud based cold chain management service is a new integrated logistics and track and trace web app used by shippers of time and temperature sensitive biologic materials.  The evo Smart Shipper is a state of the art precision thermal shipping container with embedded payload monitoring, GPS location tracking, and cellular communication electronics that transmit critical shipment information to the cloud.  This SaaS app enables users to monitor high value shipments during transit and configure actionable alerts for downstream recipients for location, approaching destination, delivery, package open, and remaining shelf life or stability via the patent pending StableAlert™ countdown timer.

About BioLife Solutions Addressable Markets

•	In July 2015, Frost & Sullivan forecasted that the stem cell therapy market is expected to be worth $40 billion by 2020 and $180 billion by 2030.
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Pharmaceutical Commerce estimates that in 2015, $10 billion was spent on cold chain logistics of pharmaceuticals, with $7 billion for transportation and $3 billion for specialized packaging and instrumentation. BioLife's addressable market is comprised of the demand for small payload shipping containers and related temperature monitoring and location tracking devices.

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Global Industry Analysts, Inc. estimates in their September 2015 Organ Preservation Solutions, A Global Strategic Business Report that the worldwide demand for organ cold storage solutions was $85.5 million in 2014, and is expected to grow 109% to over $175 million in 2020.

About BioLife Solutions:

The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  BioLife also performs contract aseptic media formulation, fill, and finish services. For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, and, projected financial results and liquidity. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com